Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2021 relating to the reserves and future revenue which appears in the Annual Report on Form 10-K of Houston American Energy Corp. for the year ended December 31, 2020.

/s/ Russell K. Hall and Associates, Inc.
Russell K. Hall and Associates, Inc.

Midland, Texas
August 17, 2021